INDEPENDENT AUDITOR'S CONSENT

      We do hereby consent to the use of our report dated July 19, 2000 on the financial statements of DataPower USA, Inc. (a Colorado corporation) included in and made part of the registration statement of DataPower USA, Inc. dated November 10, 2000.

November 10, 2000


/s/ Amisano Hanson Chartered Accountants
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Certified Public Accountant